Exhibit 99.1

Prepared Remarks of Roger Gale and Ronald Mink
Analyst/Investor Conference Call to China Approval of HIV Rapid Oral Fluid Test
April 17, 2008; 10:30am EDT

Michael Wachs - CEOcast, Inc.
Good morning and welcome to the Calypte Biomedical Conference Call to review today’s announcement by the Company concerning China’s Approval of its HIV Rapid Oral Fluid Test. Joining us today from the Calypte management team are Roger Gale, Chairman and Chief Executive Officer, Dr. Ron Mink, Chief Scientific Officer and Jerry Dotson, Vice President Finance and Administration. Following the formal remarks there will be a Q&A session. Management's comments can be accessed via the Internet at the following address www.calypte.com and by clicking on investors. The conference call will be available for replay through May 18, 2008. By now you should have received a copy of today’s press release that was issued pre-market a few hours ago. If you have not, you can view the press release at Calypte's web site at www.calypte.com or feel free to contact our office at 212-732-4300 and we will fax or e-mail it to you.

We'd like to remind you that during the course of this conference call the Company might make projections or other forward-looking statements regarding future events which could affect the future financial performance of the company. We want to caution you that such statements are just predictions and that actual events or results may differ materially based upon factors discussed on this call or due to other events that are now unknown. Further we refer you to the documents the Company files from time to time with the Securities and Exchange Commission and other publicly filed documents. These documents contain and identify important risk factors that could cause the actual results to differ materially from those contained in our projections or forward-looking statements. The company is under no obligation to update items discussed on this conference call to reflect subsequent events.
I would now like to turn the call over to Roger Gale, Chairman and CEO of Calypte Biomedical.

  Roger Gale - Calypte Biomedical Corporation - Chairman and CEO

Thank you, Michael.

Good morning and thank you for joining us on the call today. Our objectives today are two-fold. First, is to share with you details of the announcement that our Chinese subsidiary, Beijing Marr Bio-Pharmaceuticals Co. Ltd. (“Beijing Marr”) has received registration and marketing approval of Calypte’s Aware™ HIV ½ OMT (oral fluid) rapid test from the State Food and Drug Administration (“SFDA”). Second, is to provide you with a quick update on other areas of business.
With me on the call today are Dr Ron Mink, our Chief Scientific Officer, who is joining us from Bangkok, Thailand and Jerry Dotson, Vice-President Finance and Administration.

Let’s begin with today’s announcement that our Aware® HIV-1/2 OMT oral fluid rapid test has been approved by the Chinese SFDA. This approval is a major milestone in the development of the Company and a huge accomplishment for both our R&D team led by Dr Ron Mink and the management of our Beijing Marr subsidiary led by David Harris. I must also acknowledge the vision and unwavering commitment of our partners the Marr Group and the leadership of Dr Richard George, our former CEO and current Scientific Advisor, in starting this process some three years ago. We at the Company also offer our thanks to those investors who have supported us through this long process.

We at the Company are thrilled at the opportunities that this approval opens up in China and around the world. First, the approval bestows credibility and prestige to the Company and adds huge credibility to the product and to rapid oral HIV testing around the world. Second, it will have an immediate positive effect on our marketing efforts in all countries where we are active and will ultimately add to sales of the product worldwide. Third, with this approval and the medical devices manufacturing permit received earlier this year, our Beijing Marr subsidiary is now able to manufacture, market, distribute and sell the Aware™ HIV-1/2 OMT test throughout the Peoples’ Republic of China, one of the largest testing markets in the world. China is committed to forcefully tackling the spread of its HIV epidemic and we believe that our Aware™ HIV-1/2 OMT (oral fluid) test will make a significant contribution to that effort. Fourth, the approval also gives us, for the first time, a very valuable approval in the country of manufacture. Absence of this approval in the past has hampered our ability to register, and market the test in a number of countries, a hurdle we can now overcome by producing the domestically approved Aware™ product in our Chinese factory. With this SFDA approval, we are now in a position to market and sell in countries representing a total population of over 3 billion, or over half of the worlds’ population.

I will now turn to Dr Ron Mink, our Chief Scientific Officer, who has been very involved in overseeing the transfer of technology to our subsidiary, the building and equipping of the manufacturing plant, supervising the clinical trials in China, preparing the submission to the SFDA, and coordinating the response to various queries from the SFDA as the application moved through the process. Ron is also a member of the Board of Directors of the Beijing Marr subsidiary.

Ronald Mink , Ph.D. - Calypte Biomedical Corporation - Chief Scientific Officer

Thanks, Roger.

As Roger has stated, this has been a long process that has been made possible due to the patience and support of our investors. During this time the Chinese SFDA has been undergoing a significant transformation bringing the agency to the level of a first tier regulatory body matching the rigor and integrity of its U.S. and European counterparts. The Chinese government has cracked down on corruption at all levels within the SFDA, as exemplified by recent high level convictions of senior SFDA officials, including one who was executed, and has gone down through the ranks to include individual investigations of reviewers within the agency. At the same time, we have watched as their systems, style and integrity have grown to be remarkably reflective of those of the U.S. FDA. Unfortunately, as many of you know, this has resulted in a slower process for the review of applications than might have been true in the past, not only for our application but for all medical product applications in China. Indeed, the SFDA has, itself, conceded that it has not been meeting its own deadlines for reviews of new product applications. This of course, has been frustrating for all of us. However, we did finally receive the approval and this approval has validated our perseverance knowing that a very thorough review of the Aware™ HIV-1/2 OMT (oral fluid) test conducted with integrity would allow us to prevail in the end. And although the restructuring in the SFDA caused our approval to take longer than we had hoped, the changes implemented in the agency will, we believe, benefit not only China, by setting a higher standard for new medical products, but also benefit us, by potentially setting a higher barrier to market entry for would be competitors. Furthermore, as a new technology to the Chinese, it is also understandable that they would take a “go-slow” approach in reviewing their first rapid oral fluid HIV test in this new paradigm. We believe that the Chinese authorities are now comfortable with this new technology, which expands the scope of testing platforms currently available in China by bringing rapid oral fluid HIV testing to the Chinese people for the first time. While we appreciate that the lack of official information during the process has been frustrating to our supporters at times, I can tell you that throughout the entire review process, we have maintained frequent direct contact with reviewers and decision makers and received continually positive feedback from the SFDA. Although these assurances were not made formally in a manner we could readily share in a credible way, they were consistent and frequent enough to give us the confidence that our technology was solid and our registration would be approved.

As we turn toward the future, our Beijing Marr subsidiary and its CEO David Harris, who have been working very hard with us to gain this approval, are working to ready the factory for the manufacture, sale and distribution of the Aware™ HIV-1/2 OMT test within China. As many of you know, we have already started to ramp up our production for international export sales out of the factory, and will continue to do so for domestic sales to fully realize the market potential of the Aware™ HIV-1/2 OMT test. We already have received numerous inquiries from HIV program managers and scientists eager to use the product in China. I personally observed this during my presentation of the product at last year’s Healthplex 2007 International Trade Show in Beijing, which invoked considerable interest in our product, not only by domestic medical professionals, but also by the Chinese popular press, which trumpeted the coming of needle-free HIV testing. We are now in late stage discussions with potential distributors and with this approval can now move forward in establishing a distribution network within China. We are all committed to, and enthusiastic about, bringing this exciting new technology to the Chinese medical community.

Back to you Roger.

Roger Gale - Calypte Biomedical Corporation - Chairman and CEO

Thank you, Ron.

I want to end by giving you a quick update on other areas of business.

First, Q1 2008 results look promising. Sales were about $176,000 (shipped product), which is marginally above our internal forecast and over 40% higher than sales in Q4 2007 and over 3 times higher than Q1 2007 sales. Preliminary expenditure numbers reflect further belt tightening. However, some costs remain unpaid due to funding constraints and will have to be paid in Q2 2008. We are continuing to work hard to manage expenses, which we hope will make a positive contribution to our bottom line in the first six months of this year. .

Second, we have signed new distribution arrangements in Russia and are close to signing new arrangements in the Middle East. These are two key regions and we expect both to soon result in new sales. Prospective distribution arrangements in India looked very promising early on, but the target entity is moving very slowly. We are now reviewing these arrangements. We will continue to look at manufacturing opportunities in India as a way to reduce production costs and make us more competitive in the Indian market.

Third, funding arrangements. Recent discussions with the lead warrant holders suggest it is possible that the warrant holders will agree to a monthly or quarterly warrant exercise program during 2008, provided that the Company can demonstrate a reduction in the monthly cash burn rate and an overall improvement in financial performance. The current Fusion Capital purchase agreement may still be required to supplement a warrant exercise program. The Company will continue to explore additional potential funding sources during April and May. Today’s news will certainly be helpful to those discussions.

Fourth, in the past six weeks we have worked with our Board of Directors to review what changes, if any, could be made to our operating strategy to improve our current and future financial performance. The changes we are looking at making are as follows:

One, narrow the countries of operation. We will focus on executing our current core business of selling Aware 1 and the BED Incidence Test in those countries where we have approval or are about to gain approval. Ongoing and new country approval efforts will be halted or pushed back. Some unique opportunities may be considered on a case-by-case basis.

Two, change the priorities of the delivery of new products and their market launch. We will prioritize those products that can be developed and commercialized quickly, with minimum regulatory requirements, at the lowest cost, for the largest and least complicated markets and that make better use of our available human and financial resources.

Three, re-enter the US market as quickly as possible through the introduction of a range of new research products and the filing of an IDE with the U.S. FDA for the Aware 2 HIV test.

Four, reduce the monthly burn rate still further. Significant reductions in salaries, consulting costs and travel and related expenses were made in Q4 2007. Some of the salary savings were redistributed to additional staffing for R&D, Quality Assurance and clinical trials.

Five, enter new commercial arrangements/partnerships to accelerate product development and market entry as cost effectively as possible, and

Six, keep the operating strategy flexible and dynamic and ready for further change. We’ll need to cut costs further or push out development expenditure further if the Company is not performing well and ramp it up if the Company is doing better.
We’ll provide you with further updates on these topics when we talk again.

In conclusion, we are absolutely delighted that our China subsidiary has received Chinese SFDA approval of our Aware HIV Rapid Oral Fluid Test. We hope you are pleased too. It is one of the most significant developments, if not the most significant development, to occur in the Company in the past 5 years. The challenge, as ever is to quickly build on this achievement and make it count in every way possible in every area of our business.

Thank you very much, ladies and gentlemen.